Exhibit 99.5

Trinity Industries, Inc.
Earnings Release Conference Call
Comments of William McWhirter,
Senior Vice President and Chief Financial Officer
October 30, 2008

Thank you Steve and good morning everyone!

My comments relate primarily to the third quarter of 2008. We will file our Form 10-Q this morning.

For the third quarter of 2008, we reported earnings of $1.14 per diluted share from continuing operations. This compares with $1.08 per share from continuing operations in the same quarter of 2007. Revenues for the third quarter of 2008 were the highest quarterly revenues in the company’s history, increasing 14.5% over the same quarter last year.

Earnings from continuing operations exceeded the high end of our guidance by 18 cents per share. A lower tax rate contributed 6 cents to our earnings. The remainder is primarily the result of better than expected operating performance in our rail, barge, and energy equipment groups.

Rail Group
Moving to our Rail Group.

Revenues for this group increased on a quarter-over-quarter basis by 21%. Rail Group sales to Trinity’s Leasing and Management Services Group were $323 million in the third quarter of 2008 with profits of $9.9 million, or approximately 8 cents per share. This compares with sales to our Leasing Group in the third quarter of 2007 of $235 million with profits of $37.3 million or 30 cents per diluted share. These inter-company sales and profits are eliminated in consolidation.

Our margin results for the Rail Group were 7.5%.

At this time, we anticipate margins for the Rail Group of between 4% and 5% for the 4th quarter. The projected margin level reflects the competitive pricing environment and the mix of car types to be shipped during the quarter.

The Rail Group backlog as of September 30, 2008 consisted of approximately 24,130 railcars, with an estimated sales value of $2.0 billion. Our railcar backlog is broken down approximately as follows:

Backlog to our Leasing Company Backlog to TRIP Backlog to third parties	$1.4 billion, $150 million and $450 million

Inland Barge Group
Now turning to our Inland Barge Group.

The Inland Barge Group’s third quarter performance was very strong, posting revenues of $161 million and operating profit of $29.8 million, for a margin of 18.6%. The results of the Inland Barge Group continue to reflect a high level of operational excellence. This group’s backlog, as of September 30, 2008, totaled approximately $669 million. This compares with $772 million one year ago.

We anticipate Inland Barge revenues of between $160 — $170 million in the fourth quarter. The operating profit margins are expected to range between 16% and 18% for the same period.

Energy Equipment Group
Now moving to the Energy Equipment Group.

During the third quarter, this group’s revenues rose 82% quarter-over-quarter to $185 million. Operating profits were $32.5 million with an operating profit margin of 17.6%. The Energy Equipment Group’s revenue growth continues to be driven by our structural wind towers business. Wind tower revenue should account for approximately $420 million in 2008.

Construction Products Group
Revenues for our Construction Products Group grew by 4% when compared to the same quarter of the previous year. Operating profit was $17.3 million for the quarter, which was lower than last year, primarily due to adverse weather conditions in the Southwest United States during the quarter.

Leasing and Management Services Group
Our Railcar Leasing and Management Services Group reported revenues of $207 million compared with $204 million in the same quarter of 2007. Operating profit for the third quarter of 2008 was $54 million with $21 million resulting from railcar sales. During the third quarter, car sales from the fleet were $127 million, of which TRIP accounted for $53 million. The remaining sales were made to independent third parties. In addition, TRIP purchased $57 million worth of railcars from our manufacturing companies during the third quarter of 2008.

For 2008, we anticipate approximately $950 million in net additions to our lease fleet. As a form of clarity, net fleet additions are the fair market value of cars added to our fleet less the proceeds of cars sold from the fleet.

Consolidated
Moving to our consolidated results.

For 2008, we expect non-leasing capital expenditures of between $145 and $155 million.

During the fourth quarter, we expect to defer approximately $355 million in revenue and between $11 and $13 million in operating profits as we grow our leasing business and sell cars to TRIP. This represents between 9 and 11 cents per share.

We anticipate earnings from continuing operations for the fourth quarter of 2008 to range between 60 and 65 cents per diluted share. Our 2008 full year guidance is $3.61 to $3.66 per share.
Included in our assumptions for 2008 are:

•	normal weather conditions, and

•	no unanticipated adverse resolution of legal matters.

At this time I will turn the presentation back to James for the question and answer session.